UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 1)*

ACHAOGEN, INC.

(Name of Issuer)

COMMON STOCK

(Title of Class of Securities)

004449104

(CUSIP Number)

December 31, 2017

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 004449104

1.	Name of Reporting Persons Venrock Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,746,461(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,746,461(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,746,461(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.1%(3)

12.	Type of Reporting Person (See Instructions) PN

(1)

Venrock Partners, L.P., Venrock Associates IV, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Partners Management, LLC (the general partner of Venrock Partners, L.P.), Venrock Management IV, LLC (the general partner of Venrock Associates IV, L.P.) and VEF Management IV, LLC (the general partner of Venrock Entrepreneurs Fund IV, L.P.) are members of a group for purposes of this Schedule 13G/A.

(2)

Consists of 289,912 shares of common stock owned by Venrock Partners, L.P., 1,421,623 shares of common stock owned by Venrock Associates IV, L.P. and 34,926 shares of common stock owned by Venrock Entrepreneurs Fund IV, L.P.

(3)

This percentage is calculated based upon 42,393,609 shares of the Issuer’s common stock outstanding as of November 2, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 004449104

1.	Name of Reporting Persons Venrock Associates IV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,746,461(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,746,461(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,746,461(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.1%(3)

12.	Type of Reporting Person (See Instructions) PN

(1)

Venrock Partners, L.P., Venrock Associates IV, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Partners Management, LLC (the general partner of Venrock Partners, L.P.), Venrock Management IV, LLC (the general partner of Venrock Associates IV, L.P.) and VEF Management IV, LLC (the general partner of Venrock Entrepreneurs Fund IV, L.P.) are members of a group for purposes of this Schedule 13G/A.

(2)

Consists of 289,912 shares of common stock owned by Venrock Partners, L.P., 1,421,623 shares of common stock owned by Venrock Associates IV, L.P. and 34,926 shares of common stock owned by Venrock Entrepreneurs Fund IV, L.P.

(3)

This percentage is calculated based upon 42,393,609 shares of the Issuer’s common stock outstanding as of November 2, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 004449104

1.	Name of Reporting Persons Venrock Entrepreneurs Fund IV, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,746,461(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,746,461(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,746,461(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.1%(3)

12.	Type of Reporting Person (See Instructions) PN

(1)

Venrock Partners, L.P., Venrock Associates IV, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Partners Management, LLC (the general partner of Venrock Partners, L.P.), Venrock Management IV, LLC (the general partner of Venrock Associates IV, L.P.) and VEF Management IV, LLC (the general partner of Venrock Entrepreneurs Fund IV, L.P.) are members of a group for purposes of this Schedule 13G/A.

(2)

Consists of 289,912 shares of common stock owned by Venrock Partners, L.P., 1,421,623 shares of common stock owned by Venrock Associates IV, L.P. and 34,926 shares of common stock owned by Venrock Entrepreneurs Fund IV, L.P.

(3)

This percentage is calculated based upon 42,393,609 shares of the Issuer’s common stock outstanding as of November 2, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 004449104

1.	Name of Reporting Persons Venrock Partners Management, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,746,461(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,746,461(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,746,461(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.1%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)

Venrock Partners, L.P., Venrock Associates IV, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Partners Management, LLC (the general partner of Venrock Partners, L.P.), Venrock Management IV, LLC (the general partner of Venrock Associates IV, L.P.) and VEF Management IV, LLC (the general partner of Venrock Entrepreneurs Fund IV, L.P.) are members of a group for purposes of this Schedule 13G/A.

(2)

Consists of 289,912 shares of common stock owned by Venrock Partners, L.P., 1,421,623 shares of common stock owned by Venrock Associates IV, L.P. and 34,926 shares of common stock owned by Venrock Entrepreneurs Fund IV, L.P.

(3)

This percentage is calculated based upon 42,393,609 shares of the Issuer’s common stock outstanding as of November 2, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 004449104

1.	Name of Reporting Persons Venrock Management IV, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,746,461(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,746,461(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,746,461(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.1%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)

Venrock Partners, L.P., Venrock Associates IV, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Partners Management, LLC (the general partner of Venrock Partners, L.P.), Venrock Management IV, LLC (the general partner of Venrock Associates IV, L.P.) and VEF Management IV, LLC (the general partner of Venrock Entrepreneurs Fund IV, L.P.) are members of a group for purposes of this Schedule 13G/A.

(2)

Consists of 289,912 shares of common stock owned by Venrock Partners, L.P., 1,421,623 shares of common stock owned by Venrock Associates IV, L.P. and 34,926 shares of common stock owned by Venrock Entrepreneurs Fund IV, L.P.

(3)

This percentage is calculated based upon 42,393,609 shares of the Issuer’s common stock outstanding as of November 2, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 004449104

1.	Name of Reporting Persons VEF Management IV, LLC

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☒(1)
	(b)	☐

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With:	5.	Sole Voting Power 0

	6.	Shared Voting Power 1,746,461(2)

	7.	Sole Dispositive Power 0

	8.	Shared Dispositive Power 1,746,461(2)

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 1,746,461(2)

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 4.1%(3)

12.	Type of Reporting Person (See Instructions) OO

(1)

Venrock Partners, L.P., Venrock Associates IV, L.P., Venrock Entrepreneurs Fund IV, L.P., Venrock Partners Management, LLC (the general partner of Venrock Partners, L.P.), Venrock Management IV, LLC (the general partner of Venrock Associates IV, L.P.) and VEF Management IV, LLC (the general partner of Venrock Entrepreneurs Fund IV, L.P.) are members of a group for purposes of this Schedule 13G/A.

(2)

Consists of 289,912 shares of common stock owned by Venrock Partners, L.P., 1,421,623 shares of common stock owned by Venrock Associates IV, L.P. and 34,926 shares of common stock owned by Venrock Entrepreneurs Fund IV, L.P.

(3)

This percentage is calculated based upon 42,393,609 shares of the Issuer’s common stock outstanding as of November 2, 2017, as set forth in the Issuer’s quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 8, 2017.

CUSIP No. 004449104

Introductory Note: This Statement on Schedule 13G/A is filed on behalf of Venrock Partners, L.P., a limited partnership organized under the laws of the State of Delaware (“VP”), Venrock Associates IV, L.P., a limited partnership organized under the laws of the State of Delaware (“Venrock IV”), Venrock Entrepreneurs Fund IV, L.P., a limited partnership organized under the laws of the State of Delaware (“Entrepreneurs Fund”), Venrock Partners Management, LLC, a limited liability company organized under the laws of the State of Delaware (“VP Management”), Venrock Management IV, LLC, a limited liability company organized under the laws of the State of Delaware (“Venrock Management”) and VEF Management IV, LLC, a limited liability company organized under the laws of the State of Delaware (“VEF Management” and collectively with VP, Venrock IV, Entrepreneurs Fund and Venrock Management, the “Venrock Entities”) in respect of shares of common stock of Achaogen, Inc.

Item 1.

	(a)	Name of Issuer Achaogen, Inc.
	(b)	Address of Issuer’s Principal Executive Offices 1 Tower Place, Suite 300 South San Francisco, CA 94080

Item 2.
	(a)	Name of Person Filing Venrock Partners, L.P. Venrock Associates IV, L.P. Venrock Entrepreneurs Fund IV, L.P. Venrock Partners Management, LLC Venrock Management IV, LLC VEF Management IV, LLC
	(b)	Address of Principal Business Office or, if none, Residence
		New York Office: 530 Fifth Avenue 22nd Floor New York, NY 10036	Palo Alto Office: 3340 Hillview Avenue Palo Alto, CA 94304	Boston Office: 34 Farnsworth Street 3rd Floor Boston, MA 02210
(c)

Citizenship
Each of VP, Venrock IV and Entrepreneurs Fund are limited partnerships organized in the State of Delaware. Each of VP Management, Venrock Management and VEF Management are limited liability companies organized in the State of Delaware.

	(d)	Title of Class of Securities Common Stock
	(e)	CUSIP Number 004449104

Item 3.	If this statement is filed pursuant to §§240.13d-1(b), or 240.13d-2(b) or (c), check whether the person filing is a:
Not applicable

CUSIP No. 004449104

Item 4.	Ownership
	(a)	Amount Beneficially Owned as of December 31, 2017:
		Venrock Partners, L.P.	1,746,461(1)
		Venrock Associates IV, L.P.	1,746,461(1)
		Venrock Entrepreneurs Fund IV, L.P.	1,746,461(1)
		Venrock Partners Management, LLC	1,746,461(1)
		Venrock Management IV, LLC	1,746,461(1)
		VEF Management IV, LLC	1,746,461(1)
	(b)	Percent of Class as of December 31, 2017:
		Venrock Partners, L.P.	4.1%
		Venrock Associates IV, L.P.	4.1%
		Venrock Entrepreneurs Fund IV, L.P.	4.1%
		Venrock Partners Management, LLC	4.1%
		Venrock Management IV, LLC	4.1%
		VEF Management IV, LLC	4.1%
	(c)	Number of shares as to which the person has, as of December 31, 2017:
		(i)	Sole power to vote or to direct the vote
		Venrock Partners, L.P.	0
		Venrock Associates IV, L.P.	0
		Venrock Entrepreneurs Fund IV, L.P.	0
		Venrock Partners Management, LLC	0
		Venrock Management IV, LLC	0
		VEF Management IV, LLC	0
		(ii)	Shared power to vote or to direct the vote
		Venrock Partners, L.P.	1,746,461(1)
		Venrock Associates IV, L.P.	1,746,461(1)
		Venrock Entrepreneurs Fund IV, L.P.	1,746,461(1)

CUSIP No. 004449104

	Venrock Partners Management, LLC	1,746,461(1)
	Venrock Management IV, LLC	1,746,461(1)
	VEF Management IV, LLC	1,746,461(1)
(iii)	Sole power to dispose or to direct the disposition of
	Venrock Partners, L.P.	0
	Venrock Associates IV, L.P.	0
	Venrock Entrepreneurs Fund IV, L.P.	0
	Venrock Partners Management, LLC	0
	Venrock Management IV, LLC	0
	VEF Management IV, LLC	0
(iv)	Shared power to dispose or to direct the disposition of
	Venrock Partners, L.P.	1,746,461(1)
	Venrock Associates IV, L.P.	1,746,461(1)
	Venrock Entrepreneurs Fund IV, L.P.	1,746,461(1)
	Venrock Partners Management, LLC	1,746,461(1)
	Venrock Management IV, LLC	1,746,461(1)
	VEF Management IV, LLC	1,746,461(1)

(1)   These shares are owned directly as follows: 289,912 shares of common stock are owned by Venrock Partners, L.P., 1,421,623 shares of common stock are owned by Venrock Associates IV, L.P., and 34,926 shares of common stock are owned by Venrock Entrepreneurs Fund IV, L.P.

CUSIP No. 004449104

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☒.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person
Not Applicable

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company or Control Person.
Not Applicable

Item 8.	Identification and Classification of Members of the Group
Not Applicable

Item 9.	Notice of Dissolution of a Group
Not Applicable

Item 10.	Certification
Not Applicable

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2018

Venrock Partners, L.P.

By: Venrock Partners Management, LLC
Its: General Partner

By:	/s/ David L. Stepp
Authorized Signatory

Venrock Associates IV, L.P.

By: Venrock Management IV, LLC
Its: General Partner

By:	/s/ David L. Stepp
Authorized Signatory

Venrock Entrepreneurs Fund IV, L.P.

By: VEF Management IV, LLC
Its: General Partner

By:	/s/ David L. Stepp
Authorized Signatory

Venrock Management IV, LLC

By:	/s/ David L. Stepp
Authorized Signatory

VEF Management IV, LLC

By:	/s/ David L. Stepp
Authorized Signatory

Venrock Partners Management, LLC

By:	/s/ David L. Stepp
Authorized Signatory

EXHIBITS

A:     Joint Filing Agreement (incorporated by reference to Exhibit A of Schedule 13G filed on February 13, 2015).